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                                                                    EXHIBIT 10.3


                                  LIFE FX, INC.

                                EMPLOYMENT TERMS


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
Name:                      Lucie Salhany

Title:                     Chairman of the Board of Directors

Reporting:                 This position reports to the Board of Directors

Term:                      One Year from date of this agreement

Duties: Attendance of all regularly scheduled Board meetings, assist the Company in its development of marketing strategies, including but not limited to the attendance of trade shows and meetings with prospective customers/partners, not to exceed 10 days of service on behalf of the Company.

Office: You will continue to have use of your office and administrative assistant during the term.

Salary: $50,000 per year payable in full upon your acceptance of this agreement.

                           One time payment of $30,000 payable in full upon your acceptance of this agreement, to reimburse you in full for your voluntary salary reduction this past fall.

Termination:               Upon termination by the Company without cause, you
                           will receive your salary through the end of the term.
                           Upon termination for cause, your voluntary termination, death or disability, you will receive salary through the date of termination.

Stock Options:             You will be eligible to participate on a most
                           favored relative to other senior executives and directors (other than the CEO) in all Company stock option plans, including any exchange of existing options and any grant of new options. Upon your acceptance of this offer, all unvested stock options shall accelerate and become immediately vested.

Business Expenses:         Will be reimbursed subject to Company policy


Benefits:                  You will receive all Company benefits granted to
                           other officers and directors.

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                                                                    EXHIBIT 10.3


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
Confidential
Information
and Inventions
Covenant Against
Competition:               You acknowledge that you continue to remain bound by
                           the provisions regarding Confidential Information and Inventions and Covenant against Competition (Sections
                           8, 9 and 10) as set forth in your original employment agreement dated as of December 1, 1999.


Governing Law:             This agreement shall be deemed to be a contract under
                           the laws of the Commonwealth of Massachusetts and for all purposes shall be construed and enforced in accordance with the internal laws of said
                           Commonwealth.

Dated:                     March 15, 2002
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Accepted and Agreed:                                 Life F/X, Inc.


/s/ Lucille S. Salhany                      By:      /s/ Dr. Leslie Selbovitz


Lucille Salhany                             Name: Dr. Leslie Selbovitz
Address:                                    Title: Director
36 Strawberry Hill Road
Dover, MA 02030